Exhibit 4.1

PIONEER NATURAL RESOURCES COMPANY

EXXON MOBIL CORPORATION

AND

COMPUTERSHARE TRUST COMPANY, N.A.,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

May 3, 2024

0.250% Convertible Senior Notes due 2025

FIRST SUPPLEMENTAL INDENTURE, dated as of May 3, 2024 (this “Supplemental Indenture”), by and among Pioneer Natural Resources Company, a Delaware corporation (the “Company”), Exxon Mobil Corporation, a New Jersey corporation (the “Parent”), and Computershare Trust Company, N.A., a national banking association (successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”), to the Indenture, dated as of May 14, 2020 (the “Indenture”), between the Company and the Trustee.

WHEREAS, the Company has heretofore executed and delivered the Indenture, pursuant to which the Company issued its 0.250% Convertible Senior Notes due 2025 (the “Notes”) in the original aggregate principal amount of $1,322,500,000, which were originally convertible under certain circumstances into cash, the Company’s common stock, par value $0.01 per share (“Company Common Stock”), or a combination thereof, at the Company’s election;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of October 10, 2023 (as amended, supplemented, restated or otherwise modified, the “Merger Agreement”), by and among the Company, the Parent and SPQR, LLC, a Delaware limited liability company (“Exxon Merger Sub”), Exxon Merger Sub will, substantially concurrently with the effectiveness of this Supplemental Indenture, merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of the Parent (the “Merger”) and, pursuant to the terms of the Merger, each outstanding share of Company Common Stock will be converted into a number of validly issued, fully paid and non-assessable shares of common stock, without par value, of the Parent (the “Parent Common Stock”) equal to 2.3234 (the “Exchange Ratio”);

WHEREAS, the Merger constitutes a Merger Event under the Indenture, and Section 14.07(a) of the Indenture provides that in the case of any Merger Event, prior to or at the effective time of such Merger Event, the Company shall execute and deliver to the Trustee a supplemental indenture permitted under Section 10.01(g) of the Indenture which provides that upon such Merger Event (i) subsequent conversions of Notes shall be into Reference Property in the manner set forth in Section 14.07(a) of the Indenture (subject to the proviso set forth in Section 14.07(a) of the Indenture) and (ii) subsequent anti-dilution and other adjustments shall be as nearly equivalent as is possible to the adjustments provided for in Article 14 of the Indenture in a manner that the Company deems appropriate in its reasonable discretion to preserve the economic interests of Holders;

WHEREAS, pursuant to Section 10.01 of the Indenture, the Company and the Trustee may enter into indentures supplemental to the Indenture to, among other things, (i) make certain changes that do not adversely affect the rights of any Holder and (ii) make certain changes in connection with any Merger Event, to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02, and make such related changes to the terms of the Notes to the extent expressly required by Section 14.07;

WHEREAS, the Board of Directors of the Parent by resolutions adopted on May 2, 2024 and the Board of Directors of the Company by resolutions adopted on May 1,

2024 have duly authorized, on behalf of the Parent and the Company, respectively, this Supplemental Indenture;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officers’ Certificate and an Opinion of Counsel as contemplated by Sections 10.05, 14.04, 14.07 and 17.05 of the Indenture; and

WHEREAS, the Company and the Parent have requested that the Trustee execute and deliver this Supplemental Indenture and have satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

WITNESSETH:

NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

Article I

DEFINITIONS

Section 1.1. Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a)  a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

(b)  the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular;

(c)  unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture; and

(d)  Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 1.2. Definitions in the Indenture.

(a)  The Indenture is hereby amended and supplemented by adding the following additional definition to Section 1.01 of the Indenture in the appropriate alphabetical order.

“First Supplemental Indenture” means that certain Supplemental Indenture, dated as of May 3, 2024, by and among the Company, the Parent and the Trustee.

(b)  The Indenture is hereby amended by replacing the defined terms “Board of Directors,” “Common Stock,” “Corporate Trust Office,” “Daily VWAP,” “Ex-Dividend Date,” “Fundamental Change” and “Opinion of Counsel” in their entirety with the following terms:

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder, or for purposes of the defined term “Record Date” and Sections 14.01(b)(ii)(B) and 14.04(a), (d) and (j), the board of directors of the Parent or a committee of such board duly authorized to act for it hereunder.

“Common Stock” means the common stock of the Parent, without par value, at the date of the First Supplemental Indenture, subject to Section 14.07.

“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date of the First Supplemental Indenture is located at 1505 Energy Park Drive, St. Paul, MN 55108, Attention: Corporate Trust Services - Pioneer Natural Resources Administrator, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Company).

“Daily VWAP” means, for each of the 25 consecutive Trading Days during the relevant Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “XOM <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Ex-Dividend Date” means the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Parent or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(a)  a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Parent, its Wholly Owned Subsidiaries and the employee benefit plans of the Parent and its Wholly Owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Stock representing more than 50% of the voting power of the Common Stock;

(b)  the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or change in par value) as a result of which all of the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Parent pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Parent and its Subsidiaries, taken as a whole, to any Person other than one of the Parent’s Wholly Owned Subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of the Parent’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions vis-a-vis each other as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);

(c)  the stockholders of the Parent approve any plan or proposal for the liquidation or dissolution of the Parent; or

(d)  the Common Stock (or other common stock underlying the Notes) ceases to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clause (a) or clause (b) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the common stockholders of the Parent, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock (or depositary receipts or shares in respect thereof) that are listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and such transaction or transactions constitute a Merger Event whose Reference Property constitutes such consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ statutory appraisal rights (subject to the provisions of Section 14.02(a)). If any transaction in which the Common Stock is replaced by the securities of another entity occurs, following completion of any related Make-Whole Fundamental Change Period (or, in the case of a transaction that would have been a Fundamental Change or a Make-Whole Fundamental Change but for the proviso immediately following clause (b) of this definition, following the effective date of such transaction) references to the Parent in this definition shall instead be references to such other entity.

For purposes of this definition of “Fundamental Change,” any transaction that constitutes a Fundamental Change pursuant to both clause (a) and clause (b) (excluding the proviso to such clause (b)) of this definition will be deemed to be a Fundamental Change solely under clause (b) of this definition (subject to such proviso).

“Opinion of Counsel” means an opinion in writing, signed by legal counsel, who may be an employee of or counsel to the Company or the Parent, as applicable, or other counsel acceptable to the Trustee, which opinion may contain customary assumptions, exceptions and qualifications as to the matters set forth therein and which legal counsel may, in providing such opinion, rely upon certifications as to matters of fact, that is delivered to the Trustee. Each such opinion shall include the statements provided for in Section 17.05 and Section 17.06 if and to the extent required by the provisions of such Section 17.05 and Section 17.06.

Article II

EFFECT OF MERGER ON CONVERSION PRIVILEGE

Section 2.1. Conversion Right. From and after the Effective Time (as defined below), the consideration due upon conversion of any Notes shall be determined in the same manner as if each reference to any number of shares of Company Common Stock in Article 14 of the Indenture were instead a reference to the corresponding number of shares of Parent Common Stock that a Holder of such number of shares of Company Common Stock equal to the Conversion Rate immediately prior to the Effective Time would have been entitled to receive upon the consummation of the Merger (e.g., a holder of $1,000 principal amount of Notes with a Conversion Rate of 10.9539 immediately prior to the Effective Time would have the right to convert such principal amount into 25.4503 shares of Parent Common Stock, calculated by multiplying such Conversion Rate (10.9539) by the Exchange Ratio (2.3234)); provided that, at and after the Effective Time

(a)  the Company shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 14.02 of the Indenture;

(b)  any amount payable in cash upon conversion of the Notes in accordance with Section 14.02 of the Indenture shall continue to be payable in cash;

(c)  the Daily VWAP shall be calculated (in a manner determined by the Company in good faith) based on the value of a share of Parent Common Stock; and

(d)  the conditions to conversion described in Section 14.01(b)(i), Section 14.01(b)(ii), Section 14.01(b)(iii), Section 14.01(b)(iv) and Section 14.01(b)(v) of the Indenture will be determined as if each reference to a share of Company Common Stock were instead a reference to a share of Parent Common Stock.

For clarity, the foregoing will apply in lieu clauses (B)(II) through (IV) of the proviso to the first sentence of Section 14.07 of the Indenture in respect of the Merger, and the initial

Conversion Rate from and after the Effective Time will be 25.4503 shares of Parent Common Stock.

Section 2.2. Additional Amendments to the Indenture. The Indenture is hereby amended as follows:

(a)  Section 12.01 of the Indenture is hereby amended by adding as the final sentence thereof:

“No recourse under or upon any obligation, covenant or agreement of the Parent in this Indenture or in any supplemental indenture or in any Note shall be had against any incorporator, stockholder, employee, agent, officer or director or Subsidiary, as such, past, present or future, of the Parent or of any successor corporation, either directly or through the Parent or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability has been hereby expressly waived and released as a condition of, and as a consideration for, the execution by the Parent of the First Supplemental Indenture.”

(b)  Section 14.01(b)(ii) of the Indenture is hereby amended and restated in full to read as follows:

“(ii) If, prior to February 15, 2025, the Parent elects to:

(A)	issue to all or substantially all holders of the Common Stock any rights, options or warrants (other than pursuant to a stockholder rights plan, so long as such rights have not separated from the Common Stock) entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance; or

(B)	distribute to all or substantially all holders of the Common Stock the Parent’s assets, securities or rights to purchase securities of the Parent (other than pursuant to a stockholder rights plan, so long as such rights have not separated from the Common Stock), which distribution has a per share value, as reasonably determined by the Board of Directors, exceeding 10% of the Last Reported Sale Price of the Common Stock on the Trading Day preceding the date of announcement for such distribution, then, in either case, the Company shall notify in writing all Holders, the Trustee and the Conversion Agent (if other than the Trustee) (x) at least 30 Scheduled Trading Days prior to the Ex-Dividend Date for such issuance or distribution, or (y) at least 10 Scheduled Trading Days prior to the Ex-Dividend Date for such issuance or distribution; provided that, if the Company provides such notice in accordance with this clause (y) but not in accordance with the immediately preceding clause (x), notwithstanding anything to the contrary in Section 14.02 or any other provision of this Indenture, the Company will be required to settle all conversions of Notes with a Conversion Date occurring during the period from, and including, the date of such notice to, and including, the Record Date for such issuance or distribution (or the date of the Parent’s announcement that such issuance or distribution will not take place) using Physical Settlement and the Company will so notify the Holders of such required Settlement Method in such notice. Once the Company has given such notice, a Holder may surrender all or any portion of its Notes for conversion at any time until the earlier of (1) the close of business on the Business Day immediately preceding the Ex-Dividend Date for such issuance or distribution and (2) the Parent’s announcement that such issuance or distribution will not take place, in each case, even if the Notes are not otherwise convertible at such time. Holders may not exercise the conversion right set forth in this Section 14.01(b)(ii) if they participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in this Section 14.01(b)(ii) without having to convert their Notes as if they held a number of shares of Common Stock equal to the applicable Conversion Rate multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.”

(c)  Section 14.01(b)(iii) of the Indenture is hereby amended and restated in full to read as follows:

“(iii) If a transaction or event that constitutes a Fundamental Change or a Make-Whole Fundamental Change occurs prior to February 15, 2025, regardless of whether a Holder has the right to require the Company to repurchase the Notes pursuant to Section 15.02, or if the Parent is a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of its assets that occurs prior to February 15, 2025, in each case, pursuant to which the Common Stock would be converted into cash, securities or other assets, other than a merger effected solely to change the Parent’s jurisdiction of incorporation that does not otherwise constitute a Fundamental Change or a Make-Whole Fundamental Change, all or any portion of a Holder’s Notes may be surrendered for conversion at any time from or after the effective date of the transaction until 25 Trading Days after such effective date or, if such transaction also constitutes a Fundamental Change (other than a Fundamental Change for which the Company validly invokes the Adequate Cash Conversion Provisions), until the close of business on the Business Day immediately preceding the related Fundamental Change Repurchase Date. The Company shall notify the Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing of the effective date of any such transaction no later than the second Business Day following such effective date.”

(d)  Section 14.02(j) of the Indenture is hereby amended and restated in full to read as follows:

“(j) The Company shall not deliver any fractional share of Common Stock upon conversion of the Notes and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon conversion based on the Daily VWAP for the relevant Conversion Date or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day (in the case of Physical Settlement) or based on the Daily VWAP for the last Trading Day of the relevant Observation Period (in the case of Combination Settlement). For each Note surrendered for conversion, if the Company has elected (or is deemed to have elected) Combination Settlement, the full number of shares that shall be delivered upon conversion thereof shall be computed on the basis of the aggregate Daily Settlement Amounts for the relevant Observation Period and any fractional shares remaining after such computation shall be paid in cash. If a Holder converts more than one (1) Note on a single Conversion Date, then cash in lieu of fractional shares due in respect of such conversion will (in the case of any Global Note, to the extent permitted by, and practicable under, the Depositary’s applicable procedures) be computed based on the total principal amount of Notes converted on such Conversion Date by such Holder.”

(e)  Section 14.03(e) of the Indenture is hereby amended and restated in full to read as follows:

“(e) The following table sets forth the number of Additional Shares of Common Stock by which the Conversion Rate shall be increased per $1,000 principal amount of Notes pursuant to this Section 14.03 for each Stock Price and Effective Date set forth below:

Effective Date	Stock Price
	$30.22	$31.32	$32.22	$34.00	$35.79	$39.29	$39.29	$44.74	$51.08	$53.69	$62.64	$71.59
May 14, 2020	7.6350	7.2662	6.7396	5.8012	4.9952	3.7252	3.7252	2.3339	1.3086	1.0119	0.3612	0.0743
May 15, 2021	7.6350	7.2662	6.7396	5.8012	4.9952	3.7168	3.7168	2.2864	1.2496	0.9543	0.3202	0.0556
May 15, 2022	7.6350	7.2662	6.7013	5.6858	4.8217	3.4810	3.4810	2.0567	1.0588	0.7839	0.2213	0.0198
May 15, 2023	7.6350	7.1061	6.4988	5.4288	4.5264	3.1485	3.1485	1.7343	0.8004	0.5585	0.1084	0.0000
May 15, 2024	7.6350	6.7516	6.0819	4.9125	3.9422	2.5104	2.5104	1.1560	0.3914	0.2255	0.0047	0.0000
May 15, 2025	7.6350	6.4781	5.5911	3.9573	2.4870	0.0006	0.0006	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Stock Price and Effective Date may not be set forth in the table above, in which case:

(i)  if the Stock Price is between two Stock Prices in the table above or the Effective Date is between two Effective Dates in the table, the number of Additional Shares by which the Conversion Rate will be increased shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365-day or 366-day year, as applicable;

(ii)  if the Stock Price is greater than $71.59 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate; and

(iii)  if the Stock Price is less than $30.22 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate.

Notwithstanding the foregoing, in no event shall the Conversion Rate per $1,000 principal amount of Notes exceed 33.0853 shares of Common Stock, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 14.04.”

(f)  Sections 14.04(a), 14.04(b), 14.04(c), 14.04(d), 14.04(e), 14.04(j), 14.04(n), 14.06, 14.08 and 14.11 of the Indenture shall be amended to replace references to “the Company” with references to “the Parent”; provided, however that, in each case, references therein to determinations to be made by the Company in good faith shall continue to refer to “the Company”.

(g)  Pursuant to Section 14.07(e) of the Indenture, at and after the Effective Time, the “Initial Dividend Threshold” in Section 14.04(d) of the Indenture shall be equal to $0.23.

(h)  Section 14.04(i) of the Indenture is hereby amended and restated in full to read as follows:

“(i) In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 14.04, and to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Parent’s securities are then listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Company’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Parent’s securities are then listed, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall deliver to the Holder of each Note a notice of the increase prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.”

(i)  The first paragraph of Section 14.07(a) of the Indenture is hereby amended and restated in full to read as follows:

“(a) In the case of:

(i)  any recapitalization, reclassification or change of the Common Stock (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination),

(ii)  any consolidation, merger or combination involving the Company or the Parent,

(iii)  any sale, lease or other transfer to a third party of the consolidated assets of the Parent and the Parent’s Subsidiaries, substantially as an entirety, or the Company and the Company’s Subsidiaries, substantially as an entirety, or

(iv)  any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(g) providing for such change in the right to convert each $1,000 principal amount of Notes; provided, however, that at and after the effective time of the Merger Event (A) the Company shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 14.02 and (B) (I) any amount payable in cash upon conversion of the Notes in accordance with Section 14.02 shall continue to be payable in cash, (II) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 14.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have been entitled to receive in such Merger Event, (III) the Daily VWAP shall be calculated (in a manner determined by the Company in good faith) based on the value of a unit of Reference Property and (IV) the conditions to conversion described in Section 14.01(b)(i), Section 14.01(b)(ii), Section 14.01(b)(iii), Section 14.01(b)(iv) and Section 14.01(b)(v) will be determined as if each reference to a share of Common Stock were instead a reference to a unit of Reference Property.”

(j)  Section 14.07(c) of the Indenture is hereby amended and restated in full to read as follows:

“(c) Neither the Company nor the Parent shall become a party to any Merger Event unless its terms are consistent with this Section 14.07. None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into cash, shares of Common Stock (or other Reference Property, if applicable) or a combination of cash and shares of Common Stock (or other Reference Property, if applicable), as applicable, as set forth in Section 14.01 and Section 14.02 prior to the effective date of such Merger Event.”

(k)  The first paragraph of Section 17.03 of the Indenture is hereby amended and restated in full to read as follows:

“Section 17.03. Addresses for Notices, Etc. Any notice or demand that by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders on the Company shall be deemed to have been sufficiently given or made, for all purposes if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is filed by the Company or the Parent with the Trustee) to Pioneer Natural Resources Company, 777 Hidden Ridge, Irving, Texas 75038, Attention: General Counsel, with a copy to Exxon Mobil Corporation, 22777 Springwoods Village Parkway (LOC #140), Spring, Texas 77389, Attention: Americas Treasury Center. Any notice, direction, request or demand hereunder to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed to the Corporate Trust Office.”

Article III

MISCELLANEOUS

Section 3.1. Ratification of Indenture. The Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.2. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and the Parent and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 3.3. Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.4. Execution in Counterparts. This Supplemental Indenture (and any document executed in connection with this Supplemental Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (the “UCC”) (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 3.5. Effectiveness. This Supplemental Indenture shall become effective, without further action by the parties hereto, upon the Effective Time (as defined in the Merger Agreement) of the Merger on May 3, 2024 (the “Effective Time”).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Mark Kleinman
	Name:	Mark Kleinman
	Title:	Executive Vice President and
General Counsel

EXXON MOBIL CORPORATION

By:	/s/ Antony Peters
	Name:	Antony Peters
	Title:	Assistant Treasurer

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Scott Little
	Name:	Scott Little
	Title:	Vice President

[Signature Page to First Supplemental Indenture]